UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G-A
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                           Brazilian Equity Fund, Inc.
         ---------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                    105884100
                          -----------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 4 Pages

-------------------                                            -----------------
CUSIP No. 105884100                    13G                     Page 2 of 4 Pages
-------------------                                            -----------------


--------------------------------------------------------------------------------
1.          NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              President and Fellows of Harvard College

--------------------------------------------------------------------------------
                                                               (a)           [ ]
2.          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (b)           [ ]

--------------------------------------------------------------------------------
3.          SEC USE ONLY

--------------------------------------------------------------------------------
4.          CITIZENSHIP OR PLACE OF ORGANIZATION

                     Massachusetts
--------------------------------------------------------------------------------
                   5.     SOLE VOTING POWER
 NUMBER OF                       756,839 shares
  SHARES           -------------------------------------------------------------
BENEFICIALLY       6.     SHARED VOTING POWER
  OWNED BY                      ----
    EACH           -------------------------------------------------------------
 REPORTING         7.     SOLE DISPOSITIVE POWER
  PERSON                        756,839 shares
   WITH            -------------------------------------------------------------
                   8.     SHARED DISPOSITIVE POWER
                                ----
--------------------------------------------------------------------------------
9.          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       756,839 shares
--------------------------------------------------------------------------------
10.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
            CERTAIN SHARES*

--------------------------------------------------------------------------------
11.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                       11.5%
--------------------------------------------------------------------------------
12.         TYPE OF REPORTING PERSON*
                       EP
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 2 of 4 Pages

                                  SCHEDULE 13G
                                  ------------


Item 1(a)   Name of Issuer:
                       Brazilian Equity Fund, Inc.

     1(b)   Address of Issuer's Principal Executive Offices:
                       One Citicorp Center
                       58th Floor
                       153 East 53rd Street
                       New York, NY  l0022

Item 2(a)   Name of Person Filing:
                       President and Fellows of Harvard College

     2(b)   Address of Principal Business Office or, if none, Residence:
                       c/o Harvard Management Company, Inc.
                       600 Atlantic Avenue
                       Boston, MA  02210

     2(c)   Citizenship:
                       Massachusetts

     2(d)   Title of Class of Securities:
                       Common Stock

     2(e)   CUSIP Number:
                       105884100

Item 3      If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):
                       The reporting person is an Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund.

Item 4      Ownership:

     4(a)   Amount beneficially owned:
                       756,839 shares

     4(b)   Percent of Class:
                       11.5%

     4(c)   Number of shares as to which such person has:

            (i)  sole power to vote or to direct the vote:
                             756,839 shares


                                Page 3 of 4 Pages

            (ii) shared power to vote or to direct the vote:
                                ---------

            (iii) sole power to dispose or to direct the disposition of:
                             756,839 shares

            (iv) shared power to dispose or to direct the disposition of:
                             --------

Item 5      Ownership of Five Percent or Less of a Class:
                    Not Applicable.

Item 6      Ownership of More than Five Percent on Behalf of Another Person:
                    Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
            Company:
                    Not Applicable.

Item 8      Identification and Classification of Members of the Group:
                    Not Applicable.

Item 9      Notice of Dissolution of Group:
                    Not Applicable.

Item 10     Certification:

            By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                        PRESIDENT AND FELLOWS OF HARVARD COLLEGE


                                        By:  /s/ Verne O. Sedlacek
                                           -------------------------------------
                                          Name:  Verne O. Sedlacek
                                          Title: Authorized Signatory


June 9, 1997

                                Page 4 of 4 Pages

3218002.01